EXHIBIT 4.3
                                                                     -----------

                                           AMENDMENT TO RIGHTS AGREEMENT

         Amendment No. 3 to Shareholder Rights Agreement, dated as of May 18, 2005 (this "Amendment"), between WYNDHAM INTERNATIONAL, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER AND TRUST COMPANY, a banking company organized under the laws of New York, as Rights agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent are parties to a Shareholder Rights Agreement, dated as of June 29, 1999, as amended (the "Rights Agreement");

         WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement) and there has not been a Distribution Date (as defined in the Rights Agreement);

         WHEREAS, no Triggering Event (as defined in the Rights Agreement), has occurred;

         WHEREAS, pursuant to Section 5.10 of the Recapitalization and Merger Agreement, dated as of April 14, 2005 by and among Apollo Investment Fund IV, L.P., Apollo Real Estate Investment Fund IV, L.P., AIF/THL PAH LLC, BCP Voting Inc., as Trustee for the Beacon Capital Partners Voting Trust, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P. , WI Merger Sub, Inc., and the Company (as the same may be amended from time to time, the "Merger Agreement"), immediately prior to the Effective Time (as defined in the Merger Agreement), the Rights Agreement shall, automatically and without any further action of any of the parties to the Merger Agreement or of the Board of Directors of the Company, and without the payment of any amounts to the holders of any Shares (as defined in the Merger Agreement), terminate and shall cease to have any further force or effect); and

         WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

Section 1. AMENDMENT TO DEFINITION OF "ACQUIRING PERSON." Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding anything in this Agreement to the contrary, neither WI Merger Sub, Inc. nor any of the Investors or any of their Affiliates shall become an Acquiring Person as a result of the execution of the Merger Agreement, or consummation of the transactions contemplated thereby."

Section 2. AMENDMENT TO DEFINITION OF "TRIGGERING EVENT." Section 1(xx) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred as a result of (i) the consummation of the merger contemplated by the Merger Agreement, (ii) the execution of the Merger Agreement, or (iii) the consummation of the other transactions contemplated by the Merger Agreement, or any of the foregoing in combination."


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Section 3.   AMENDMENT TO SECTION 7(A). Section 7(a) of the Rights Agreement is
amended by deleting the word "or" and adding a comma immediately preceding clause (iii) and by deleting the words "(the earlier of (i), and (ii) and (iii) being herein referred to as the "EXPIRATION DATE")" at the end of clause (iii) and adding the following, at the end of clause (iii): ", or (iv) immediately prior to the Effective Time of the Merger (the earlier of (i), (ii), (iii) and (iv) being herein referred to as the "EXPIRATION DATE"). For purposes of clause
(iv) above, "Effective Time of the Merger" shall mean such time as a certificate of merger (the "Merger Certificate") is duly filed with the Secretary of State of the State of Delaware pursuant to Section 1.1(b) of the Merger Agreement or at such subsequent date or time as is specified in the Merger Certificate."

Section 4. TERMINATION OF MERGER AGREEMENT. If for any reason the Merger Agreement is terminated and the merger contemplated thereby is abandoned, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.

Section 5. RIGHTS AGREEMENT AS AMENDED; EFFECTIVENESS. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

Section 6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

Section 7. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 8. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.



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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:                                     WYNDHAM INTERNATIONAL, INC.


By: /s/ Mark Chloupek                       By: /s/ Mark A. Solls
--------------------------------            --------------------------------
Name:  Mark Chloupek                        Name:  Mark A. Solls
Title: Senior Vice President                Title: Executive Vice President



Attest:                                     AMERICAN STOCK TRANSFER
                                            AND TRUST COMPANY
                                            as Rights Agent


By: /s/ Paula Caroppoli                     By:  /s/ Herbert J. Lemmer
--------------------------------            --------------------------------
Name:  Paula Caroppoli                      Name:  Herbert J. Lemmer
Title: Vice President                       Title: Vice President